                 RONSON REPORTS SALES AND RESULTS OF OPERATIONS
                  IN THE THIRD QUARTER AND NINE MONTHS OF 2007


Somerset, N.J., November 2, 2007 - Ronson Corporation (NASDAQ Capital Market
RONC) (the "Company") today reported its Net Sales, Results of Operations for the third quarter and nine months of 2007 in comparison with the third quarter and nine months of 2006.

The Company's Net Sales of $6,606,000 in the third quarter of 2007 compared to $7,488,000 in the third quarter of 2006. The Net Sales were $19,246,000 in the nine months of 2007 compared to $22,671,000 in the nine months of 2006. The Net Sales in the nine months of 2006 included a sale totaling about $1 million to a distributor in China (see footnote 1 below).

The Company had a Loss from Operations of $106,000 in the nine months of 2007 as compared to Earnings from Operations of $819,000 in the nine months of 2006. The Company had an operating loss of $109,000 in the third quarter of 2007 as compared to operating earnings in the third quarter of 2006 of $241,000. The Company's Income Tax benefits in the nine months of 2007 were reduced to $202,000 after an additional $67,000 charge to net earnings due to the adjustment of the valuation allowance for deferred tax assets related to a tax planning strategy (refer to Note 3 below). The Company reported Net Losses in the third quarter and nine months of 2007 of $198,000 and $535,000, respectively, as compared to Net Earnings of $51,000 and $154,000 in the same periods of 2006.

As reported on October 16, 2007, the Company and Steel Partners II, L.P., announced the resolution of all litigation between them, including all claims between Steel Partners and present and former directors and officers of Ronson. The settlement, which is subject to approval by the New Jersey Superior Court, will bring to a conclusion almost 4-1/2 years of judicial disputes. In addition to disposition of the New Jersey Superior Court lawsuit, the settlement will include the dismissal by Steel Partners of a separate action that it instituted in its own name, not derivatively, in Federal Court in New Jersey in 2004. The Net Earnings (Loss) in each of the periods were after the net legal costs incurred related to these two lawsuits (refer to footnote 2 below).

Ronson Corporation's operations include its wholly-owned subsidiaries: 1) Ronson Consumer Products Corporation in Woodbridge, N.J., and Ronson Corporation of Canada Ltd., manufacturers and marketers of Ronson consumer products; and 2) Ronson Aviation, Inc., a fixed-base operator at Trenton-Mercer Airport, Trenton, N.J., providing fueling, sales/services of aircraft, avionics and hangar/office leasing.

                               RONSON CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS


FOR THE QUARTER ENDED SEPTEMBER 30:
-----------------------------------
                                                     2007               2006
                                                     ----               ----
Net Sales                                    $  6,606,000       $  7,488,000
Earnings (loss) from operations
  before other charges                            (48,000)           251,000
Other charges                                     (61,000)(2)        (10,000)(2)
Earnings (loss) from operations                  (109,000)           241,000
Earnings (loss) before income taxes              (317,000)            96,000
Income tax expense (benefit)                     (119,000)            45,000
Net earnings (loss)                              (198,000)            51,000

Net earnings (loss) per common share (4,5):
Basic                                        $       (.04)      $        .01
Diluted                                              (.04)               .01

Average common shares outstanding (4,5):
Basic                                           4,831,000          4,802,000
Diluted                                         4,831,000          4,828,000



FOR THE NINE MONTHS ENDED SEPTEMBER 30:
---------------------------------------
                                                     2007               2006
                                                     ----               ----
Net sales                                     $19,246,000       $ 22,671,000 (1)
Earnings (loss) from operations
  before other charges                            (88,000)           899,000
Other charges                                     (18,000)(2)        (80,000)(2)
Earnings (loss) from operations                  (106,000)           819,000
Earnings (loss) before income taxes              (737,000)           260,000
Income tax expense (benefit)                     (202,000)(3)        106,000
Net earnings (loss)                              (535,000)           154,000


Net earnings (loss) per common share (4,5):
Basic                                        $       (.11)      $        .03
Diluted                                              (.11)               .03

Average common shares outstanding (4,5):
Basic                                           4,821,000          4,782,000
Diluted                                         4,821,000          4,825,000

FOOTNOTES:

      (1) In 2006, the Net Sales in the nine months included a sale of Ronsonol and Ronson Butane refills of about $1 million to a ~ distributor in China.

      (2) The Other Charges in each of the periods were the legal fees incurred as a result of the two lawsuits by the same stockholder, net of related insurance reimbursements.

      (3) In the nine months of 2007, the Company reviewed the likelihood that, in using a tax planning strategy, it would be able to utilize net operating loss carryforwards of Prometcor, Inc. for purposes of State of New Jersey income taxes. The determination was made that a portion was not likely to be utilized. Therefore, in the nine months of 2007, the Company increased the valuation reserve related to deferred income tax assets by $67,000, resulting in reduced Income Tax Benefits that increased 2007's Net Loss.

      (4) On February 1, 2007, the Company's Board of Directors declared a 5% stock dividend on the Company's outstanding common stock. Information regarding the number of shares and per share amounts has been retroactively adjusted to reflect the stock dividend.

      (5) Diluted Net Earnings (Loss) per Common Share includes the dilutive effect of outstanding stock options. The stock options were anti-dilutive for the quarter and nine months ended September 30, 2007 and therefore, were excluded from the computation of Diluted Net Earnings (Loss) per Common Share for those periods.


This press release contains forward-looking statements that anticipate results based on management's plans and expectations that are subject to uncertainty. Forward-looking statements are based on current expectation of future events. The Company cannot ensure that any forward-looking statement will be accurate, although the Company believes that it has been reasonable in its expectations and assumptions. If underlying assumptions prove inaccurate or that unknown risks or uncertainties materialize, actual results could vary materially from our projections. Investors should understand that it is not possible to predict or identify all such factors and should not consider this to be a complete statement of all potential risks and uncertainties. The Company assumes no obligation to update any forward-looking statements as a result of future events or developments.


COMPANY CONTACT:
DARYL K. HOLCOMB
(732) 469-8300